EXHIBIT 99.1

Conatus Pharmaceuticals Reports Third Quarter 2014 Financial Results and Program Updates

SAN DIEGO, Nov. 12, 2014 (GLOBE NEWSWIRE) -- Conatus Pharmaceuticals Inc. (Nasdaq:CNAT), a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease, today announced financial results for the quarter and nine months ended September 30, 2014, and provided updates on its clinical development programs.

Financial Results

The net loss for the third quarter of 2014 was $6.4 million compared with $3.3 million for the third quarter of 2013. The net loss for the first nine months of 2014 was $17.0 million compared with $10.5 million for the first nine months of 2013.

Research and development expenses were $4.4 million for the third quarter of 2014 compared with $1.9 million for the third quarter of 2013. Research and development expenses were $11.5 million for the first nine months of 2014 compared with $4.0 million for the first nine months of 2013. The increases in research and development expenses were primarily due to increases in external costs for clinical trials and manufacturing related to emricasan and personnel costs.

General and administrative expenses were $2.0 million for the third quarter of 2014 compared with $1.1 million for the third quarter of 2013. General and administrative expenses were $5.5 million for the first nine months of 2014 compared with $2.5 million for the first nine months of 2013. The increases in general and administrative expenses for the quarter and first nine months were primarily due to additional personnel costs, and for the first nine months also included higher spending on public company obligations.

Cash, cash equivalents and marketable securities were $41.9 million at September 30, 2014, compared with $56.4 million at December 31, 2013. The company is revising its projection for the year-end 2014 balance of cash, cash equivalents and marketable securities from the prior range of between $28 million and $32 million to the mid-$30 million range. The revised projection reflects further development clarity based on progress in clinical trials.

Program Updates

Conatus is developing its lead compound, emricasan, for the treatment of patients with chronic liver disease and acute exacerbations of chronic liver disease, including:

  patients with acute-on-chronic liver failure (ACLF);
  patients with chronic liver failure (CLF), including subsets of patients with liver cirrhosis (LC) and portal hypertension (PH);
  post-orthotopic liver transplant (POLT) recipients with reestablished liver fibrosis post-transplant as a result of recurrent hepatitis C virus (HCV) infection who have successfully achieved a sustained viral response (SVR) following HCV antiviral therapy (POLT-HCV-SVR); and
  patients with nonalcoholic fatty liver disease (NAFLD), including the subset of NAFLD patients with inflammatory and/or fibrotic nonalcoholic steatohepatitis (NASH).

The company is currently conducting five Phase 2 clinical trials in these various liver disease patient populations.

Hepatic and Renal Impairment Update

Conatus initiated three clinical trials of emricasan in subjects with impaired organ function to support dose selection and prioritization for advancement in its overall clinical development program: a Phase 2b trial initiated in September 2013 in ACLF subjects who may have simultaneous impairment of both liver and kidney function; a Phase 1 trial initiated in January 2014 in subjects with severe renal impairment; and a Phase 1 hepatic impairment trial initiated in April 2014. Preliminary pharmacokinetic (PK) results from the renal impairment and hepatic impairment trials were used to support the design of two recently initiated trials in subjects with liver cirrhosis.

In a late-breaking poster at the recent annual meeting of the American Association for the Study of Liver Diseases (AASLD), Conatus reported key secondary endpoint pharmacodynamic (PD) biomarker results from the hepatic impairment trial. The poster is available in the Publications section on the Conatus website at www.conatuspharma.com.

The clinical trial was conducted in 12 subjects with mild, 8 subjects with moderate, and 8 subjects with severe hepatic impairment, as defined using Child-Pugh scores, and 8 healthy matched control subjects. All subjects received a single 50 mg oral dose of emricasan, and serial blood samples were collected over a 48-hour period. At study baseline, levels of three key biomarkers of apoptosis, overall cell death, and caspase enzymatic activity – caspase-cleaved cytokeratin 18 (cCK18), full-length cytokeratin 18 (flCK18), and caspase 3/7, respectively – were elevated. The study demonstrated rapid and statistically significant reductions after a single 50 mg oral dose of emricasan. Importantly, levels of these three key biomarkers demonstrated significant reductions from the elevated levels at baseline in 100% of the hepatic impaired subjects compared with 0% of the matched control subjects, whose baseline levels were not elevated. In all three impaired groups, peak biomarker reductions occurred within 4 to 12 hours after dosing and trended toward pre-dose levels within 24 to 48 hours after dosing.

ACLF Update

The company announced today that enrollment in the Phase 2b ACLF trial has been concluded and dosing has been completed. Aggregate top-line PK/PD data from the ACLF trial, with 21 subjects, the renal impairment trial, with 16 subjects, and the hepatic impairment trial, with 36 subjects, are expected to be available to the company by year-end 2014 and to be reported publicly shortly thereafter. Aggregate final data from these three trials, encompassing a total of 73 subjects across five distinct organ impairment patient populations, are expected to be sufficient to determine the optimal dosing of emricasan. These data will also help determine the future direction for the clinical development of emricasan in potential future studies over a broad range of patient populations, including critically ill patients with varying degrees of liver and kidney function.

CLF Update

During the third quarter of 2014, the company initiated Phase 2 clinical trials in two specifically defined subsets of the CLF population: an LC trial in subjects with clinical, radiological, or biochemical evidence of liver cirrhosis and a Model for End-Stage Liver Disease (MELD) score of 11 to 18 during the screening period; and a PH trial in subjects with clinical, radiological, or biochemical evidence of liver cirrhosis and portal hypertension confirmed by hepatic venous pressure gradient (HVPG) procedure prior to enrollment. Dosing and PK information from the severe renal impairment and hepatic impairment trials were used to support the design of both CLF subset trials.

Liver Cirrhosis Trial

The Phase 2 LC clinical trial is expected to enroll approximately 80 subjects at approximately 20 U.S. sites and consists of two stages. In the first stage, which is double-blind and placebo-controlled, subjects will be randomized 1:1 to receive either 25 mg of emricasan or placebo orally twice daily for three months. In the second stage, which will be open-label, subjects who complete the first phase of the trial, either on treatment or placebo, may receive emricasan for up to an additional three months. The primary endpoint is change from baseline in cCK18. Secondary endpoints include change from baseline in MELD score and change from baseline in Child-Pugh score, along with other biomarkers, as well as safety and tolerability.

Top-line data from the first stage of this trial are expected to be available in the second half of 2015.

Portal Hypertension Trial

The exploratory, open-label Phase 2 clinical trial in subjects with PH is designed to enroll approximately 20 subjects at approximately eight U.S. sites. Subjects will receive 25 mg of emricasan orally twice daily for 28 days. The co-primary endpoints are the changes from baseline in cCK18 and HVPG. Secondary endpoints include the change from baseline in MELD score and the change from baseline in Child-Pugh score. Additional endpoints include other biomarkers as well as safety and tolerability.

Top-line data from this trial are expected to be available in the third quarter of 2015.

POLT-HCV-SVR Update

The company initiated a Phase 2b clinical trial in POLT-HCV-SVR subjects with fibrosis in May 2014. The placebo-controlled, double-blind (open to sponsor) clinical trial is designed to enroll approximately 60 subjects at approximately 15 planned U.S. sites. Subjects will be randomized 2:1 to receive either 25 mg of emricasan or placebo orally twice daily for 24 months and will then be followed for another month post-treatment. The primary endpoint in this exploratory proof-of-concept clinical trial is the change in the Ishak fibrosis score compared to placebo. The trial will also evaluate other histological markers and biomarkers as well as safety and tolerability.

Initial sponsor-open data from this POLT-HCV-SVR Phase 2b trial are expected to be available in the first half of 2015.

NAFLD/NASH Update

The company initiated a Phase 2 clinical trial of emricasan in approximately 40 subjects with NAFLD, including subjects with NASH, in March 2014. This clinical trial is intended to confirm the appropriate dosing in this patient population for potential future trials that the company may conduct, to expand emricasan's safety database, and to evaluate changes in relevant biomarkers of liver damage and metabolic function. Dosing data from this clinical trial are expected to position the company to be ready to move forward once appropriate Phase 3 endpoints are confirmed and a regulatory approval pathway is established in the NASH population.

Top-line results from the NAFLD/NASH trial are expected to be available in the first quarter of 2015.

Conference Call and Audio Webcast

Conatus will host a conference call and audio webcast at 4:30 p.m. Eastern Time today to discuss the quarterly results and provide a corporate update. To access the conference call, please dial 877-312-5857 (domestic) or 970-315-0455 (international) at least five minutes prior to the start time and refer to conference ID 21431505. A live and archived audio webcast of the call will also be available in the Investor Center of the company's website at http://ir.conatuspharma.com/events.cfm.

About Emricasan Clinical Development

To date, emricasan has been studied in over 550 subjects in twelve clinical trials. In a completed Phase 2b clinical trial, emricasan consistently demonstrated statistically significant, rapid and sustained reductions in elevated levels of key biomarkers of inflammation and cell death that are implicated in the severity and progression of liver disease. Importantly, these key biomarkers are known to be elevated and to have prognostic value in multiple hepatic indications that Conatus is currently pursuing. Conatus is also supporting a pilot clinical study funded by the National Institute on Alcohol Abuse and Alcoholism (NIAAA) in subjects with severe alcoholic hepatitis.

About Conatus Pharmaceuticals

Conatus is a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease. Conatus is developing its lead compound, emricasan, for the treatment of patients with chronic liver disease and acute exacerbations of chronic liver disease. Emricasan is a first-in-class, orally active pan-caspase protease inhibitor designed to reduce the activity of enzymes that mediate inflammation and cell death, or apoptosis. Conatus believes that by reducing the activity of these enzymes, emricasan has the potential to interrupt the disease progression across the spectrum of liver disease. For additional information, please visit www.conatuspharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward looking statements, including: statements regarding Conatus' projected cash, cash equivalents and marketable securities; the sufficiency of data from the ACLF, severe renal impairment and hepatic impairment clinical trials to inform on optimal dosing of emricasan in future studies in potential target patient populations and determine Conatus' future direction for clinical development in critically ill patient populations, and the timeline to announce results of top-line PK data from such trials; the timeline to announce top-line results from the Phase 2 NAFLD/NASH clinical trial and the sufficiency of the dosing data from such trial to position Conatus to be ready to move forward in clinical development in this patient population; the timeline to announce initial interim data from the POLT-HCV-SVR Phase 2b clinical trial; the timeline to announce results from the Phase 2 LC clinical trial and the Phase 2 PH clinical trial; the expected numbers of subjects and trial sites in clinical trials, and future clinical development plans for emricasan; and emricasan's therapeutic potential in patients with liver disease. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including: Conatus' ability to initiate and successfully complete current and planned clinical trials; Conatus' dependence on its ability to obtain regulatory approval for, and then successfully commercialize emricasan, which is Conatus' only drug candidate; Conatus' reliance on third parties to conduct its clinical trials, enroll subjects, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of emricasan, if approved; potential adverse side effects or other safety risks associated with emricasan that could delay or preclude its approval; Conatus' ability to obtain orphan drug exclusivity for emricasan for any indication; results of future clinical trials of emricasan; the potential for competing products to limit the clinical trial enrollment opportunities for emricasan in certain indications; the uncertainty of the U.S. Food and Drug Administration's (FDA's) and other regulatory agencies' approval processes and other regulatory requirements; Conatus' ability to fully comply with numerous federal, state and local laws and regulatory requirements applicable to it; Conatus' limited operating history and its ability to operate successfully as a public company; Conatus' ability to obtain additional financing in order to complete the development and commercialization of emricasan; and those risks described in Conatus' prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in Conatus' forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Conatus does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Conatus Pharmaceuticals Inc.
Selected Condensed Financial Information
(Unaudited)

	Three Months Ended		Nine Months Ended
Statements of Operations	September 30,		September 30,
	2014	2013	2014	2013

Operating expenses:
Research and development	$ 4,397,402	$ 1,885,567	$ 11,515,068	$ 3,970,441
General and administrative	2,018,835	1,107,668	5,451,770	2,526,894
Total operating expenses	6,416,237	2,993,235	16,966,838	6,497,335
Other income (expense):
Interest income	11,989	7,788	48,105	7,920
Interest expense	(17,500)	(203,917)	(52,500)	(417,661)
Other (expense) income	(15,412)	7,911	(12,307)	(7,040)
Other financing expense	--	(139,328)	--	(3,576,750)
Total other expense	(20,923)	(327,546)	(16,702)	(3,993,531)
Net loss	(6,437,160)	(3,320,781)	(16,983,540)	(10,490,866)

Reconciliation of net loss to net loss applicable to common stockholders:
Gain on extinguishment of convertible preferred stock	--	--	--	11,491,043
Deemed distribution from promissory note issuance	--	--	--	(474,561)
Net income applicable to participating securities	--	--	--	(525,616)
Net loss applicable to common stockholders	$ (6,437,160)	$ (3,320,781)	$ (16,983,540)	$ --

Net loss per share applicable to common stockholders, basic and diluted	$ (0.42)	$ (0.28)	$ (1.10)	$ --
Weighted average shares outstanding used in computing net loss per share applicable to common stockholders, basic and diluted	15,508,477	11,664,328	15,455,056	4,660,027

			September 30,	December 31,
Balance Sheets			2014	2013

Assets
Current assets:
Cash, cash equivalents and marketable securities			$ 41,927,518	$ 56,352,987
Prepaid and other current assets			796,194	545,504
Total current assets			42,723,712	56,898,491
Property and equipment, net			241,642	23,068
Other assets			267,532	14,395
Total assets			$ 43,232,886	$ 56,935,954

Liabilities and stockholders' equity
Current liabilities			$ 4,434,626	$ 2,817,004
Note payable			1,000,000	1,000,000
Deferred rent			23,403	--
Stockholders' equity			37,774,857	53,118,950
Total liabilities and stockholders' equity			$ 43,232,886	$ 56,935,954
CONTACT: Alan Engbring
         (858) 376-2637
         aengbring@conatuspharma.com